SPHERIX BOARD ELECTS RICHARD C. LEVIN AS CEO AND PRESIDENT

BELTSVILLE, Md., Feb. 22 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq:
SPEX) today announced that, at its regularly scheduled meeting of February 17, its Board of Directors unanimously elected Richard C. Levin to the post of Chief Executive Officer and President. Mr. Levin, a 13-year veteran of Spherix, had been Acting President and CEO since September 2004.

Mr. Levin will provide executive leadership to all facets of this information services and scientific research firm. He will work directly with the Board of Directors and the Company's top management to plan strategies, and will be responsible for the overall performance and the financial health of Spherix. Prior to joining Spherix, Mr. Levin was the manager of engineering and health products operations for an FDA-regulated medical device manufacturer. Mr. Levin received his B.S. in Accounting from the University of Baltimore and is a licensed C.P.A. in Maryland.

Board Chairman and founder of Spherix, Dr. Gilbert V. Levin, said, "I am thrilled with the Board's decision and I believe this is a wise choice for the Company. Richard Levin has demonstrated his capability, and has the experience and corporate knowledge, and has gained close rapport with all at Spherix, factors necessary to lead the Company into the future."

Mr. Levin said, "I would like to thank the Board for this opportunity and the employees at Spherix for their support over the years. I look forward to leading the Company in the next chapter of its development."

At its meeting, the Board also directed the Company to increase the efforts the BioSpherix Division is making on the pharmaceutical aspects of Naturlose(TM), the Company's brand name for the non-food uses of tagatose, a naturally occurring sugar that is found in some dairy products and other foods. The Board urged the Company to exploit its several key patents in the pharmaceutical area. In keeping with this focus, the Division will extend its outsourced research with the Albert Einstein College of Medicine on the possible use of Naturlose in improving the shelf life of stored blood and blood products. In addition, the Division will now outsource clinical studies with leading universities and/or medical research firms to confirm the oral care benefits Naturlose provides, and, most importantly, to verify previous studies regarding Naturlose's ability to combat type 2 diabetes. Since the BioSpherix Division has decided to concentrate on outsourced research to leverage its research capital, the Board has eliminated the position of Vice President of R&D held by Dr. Joseph Riemer, who will depart the Company on February 28 to become a consultant.

Certain statements contained herein are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

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Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

            Spherix's Internet address is http://www.spherix.com.
SOURCE  Spherix Incorporated
    -0-                             02/22/2005
    /CONTACT:  Kathy Brailer, Spherix, +1-301-419-3900, Email:
kbrailer@spherix.com/
    /Web site:  http://www.spherix.com /